WRIGHT MEDICAL GROUP N.V.
2017 EQUITY AND INCENTIVE PLAN

1.	Purpose of Plan.
The purpose of the Wright Medical Group N.V. 2017 Equity and Incentive Plan (this “Plan”) is to advance the interests of Wright Medical Group N.V. (the “Company”) and its shareholders by enabling the Company and its Subsidiaries to attract and retain qualified individuals to perform services for the Company and its Subsidiaries, providing incentive compensation for such individuals that is linked to the growth and profitability of the Company and increases in shareholder value and aligning the interests of such individuals with the interests of shareholders through opportunities for equity participation in the Company. This Plan is intended to replace the Wright Medical Group N.V. Amended and Restated 2010 Incentive Plan (the “Prior Plan”); provided, however, that awards outstanding under the Prior Plan as of the Effective Date will remain outstanding in accordance with their terms. After the Effective Date, no more grants of awards will be made under the Prior Plan.

2.	Definitions.
The following terms will have the meanings set forth below, unless the context clearly otherwise requires. Terms defined elsewhere in this Plan will have the same meaning throughout this Plan.
2.1“Adverse Action” means any action or conduct by a Participant that the Committee, in its sole discretion, determines to be injurious, detrimental, prejudicial or adverse to the interests of the Company or any Affiliate, including: (a) disclosing confidential information of the Company or any Affiliate to any person not authorized by the Company or Affiliate to receive it, (b) engaging, directly or indirectly, in any commercial activity that in the judgment of the Committee competes with the business of the Company or any Affiliate or (c) interfering with the relationships of the Company or any Affiliate and their respective employees, independent contractors, customers, prospective customers and vendors.
2.2“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with, such Person where “control” will have the meaning given such term under Rule 405 of the Securities Act, and any other Person determined by the Committee to be an “Affiliate” for purposes of this Plan.
2.3“Annual Award Limit” or “Annual Awards Limits” have the meaning set forth in Section 4.4.
2.4“Annual Performance Cash Awards” has the meaning set forth in Section 10.1 of this Plan.
2.5“Applicable Accounting Standard” means generally accepted accounting principles in the United States, International Financial Reporting Standards or such other accounting principles or standards as may apply to the Company’s financial statements under United States federal securities laws from time to time.
2.6“Applicable Law” means any applicable law, including without limitation, (a) provisions of the Code, the Securities Act, the Exchange Act and any rules or regulations thereunder; (b) corporate, securities, tax or other laws, statutes, rules, requirements or regulations, whether federal, state, local or foreign; and (c) rules of any securities exchange, national market system or automated quotation system on which the Shares are listed, quoted or traded.
2.7“Award” means, individually or collectively, an Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit, Deferred Stock Unit, Performance Award, Annual Performance Cash Award, Non-Employee Director Award, Other Cash-Based Award or Other Stock-Based Award, in each case granted to an Eligible Recipient pursuant to this Plan.
2.8“Award Agreement” means either: (a) a written or electronic (as provided in Section 24.8) agreement entered into by the Company and a Participant setting forth the terms and provisions applicable to an Award granted under this Plan, including any amendment or modification thereof, or (b) a written or electronic (as provided in Section 24.8) statement issued by the Company to a Participant describing the terms and provisions of such an Award, including any amendment or modification thereof.
2.9“Board” means the management Board of Directors of the Company, provided, however, that if the management Board of Directors does not exist, “Board” means the Board of Directors of the Company.
2.10“Broker Exercise Notice” means a written notice pursuant to which a Participant, upon exercise of an Option, irrevocably instructs a broker or dealer to sell a sufficient number of Shares to pay all or a portion of the exercise price of the Option or any related withholding tax obligations and remit such sums to the Company and directs the Company to deliver Shares to be issued upon such exercise directly to such broker or dealer or its nominee.
2.11“Cash-Based Award” means an Award made pursuant to this Plan that is denominated in cash.
2.12 “Cause” means, unless otherwise provided in an Award Agreement,
(a)“Cause” as defined in any employment, consulting, severance or similar agreement between the Participant and the Company or one of its Subsidiaries or Affiliates (an “Individual Agreement”), or

(b)if there is no such Individual Agreement or if it does not define Cause:
(i)the Participant has engaged in conduct that in the judgment of the Committee constitutes gross negligence, misconduct, or gross neglect in the performance of the Participant’s duties and responsibilities or conduct resulting or intending to result directly or indirectly in gain or personal enrichment for the Participant at the expense of the Company or any Subsidiary or Affiliate;
(ii)the Participant has engaged or is about to engage in conduct materially injurious to the Company or any Subsidiary or Affiliate;
(iii)the Participant has engaged in or is about to engage in conduct that is materially inconsistent with the Company’s legal and healthcare compliance policies, programs or obligations, including but not limited to the Company’s Code of Business Conduct and the Company’s Code of Conduct on Insider Trading and Confidentiality;
(iv)the Participant’s bar from participation in programs administered by the United States Department of Health and Human Services or the United States Food and Drug Administration or any succeeding agencies;
(v)the Participant’s conviction of or entering of a guilty or no contest plea to a felony charge (or equivalent thereof) in any jurisdiction; or
(vi)the Participant has engaged in a material breach of any employment, service, confidentiality, non-compete or non-solicitation agreement entered into with the Company or any Subsidiary or Affiliate or a breach of any policy of the Company for which termination of employment or service is a permissible consequence of such breach.
Before a Change in Control, the Committee will, unless otherwise provided in an Individual Agreement, have the sole discretion to determine whether “Cause” exists with respect to subclauses (i) through (vi) above, and its determination will be final. Notwithstanding the foregoing, if, within one (1) year subsequent to the Participant’s voluntary termination for any reason or involuntary termination by the Company or any Affiliate without Cause, it is discovered by the Company that the Participant’s employment could have been terminated for Cause, such Participant’s employment will be deemed to have been terminated for Cause for all purposes under this Plan if the Committee so determines in good faith during such one-year period.
2.13“Change in Control” means, unless otherwise provided in an Award Agreement or any Individual Agreement:
(a)the acquisition (other than from the Company) after the Effective Date by any person, entity, or “group” within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (excluding, for this purpose, the Company or its subsidiaries, any employee benefit plan of the Company or its Affiliates) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than fifty percent (50%) of either the then-outstanding ordinary shares or the combined voting power of the Company’s then-outstanding capital stock entitled to vote generally in the election of directors;
(b)individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) ceasing for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company) will be, for purposes of this Plan, considered as though such person were a member of the Incumbent Board;
(c)consummation of a reorganization, merger, or consolidation, in each case, with respect to which persons who were the shareholders of the Company immediately prior to such reorganization, merger, or consolidation do not, immediately thereafter, own more than fifty percent (50%) of the combined voting power entitled to vote generally in the election of directors of the then-outstanding voting securities of the reorganized, merged, consolidated, or other surviving corporation (or its direct or indirect parent corporation);
(d)the consummation of a liquidation or dissolution of the Company; or
(e)the consummation of the sale of all or substantially all of the assets of the Company (40% or more of the total gross fair market value of all of the assets of the Company) with respect to which persons who were the shareholders of the Company immediately prior to such sale do not, immediately thereafter, own more than fifty percent (50%) of the combined voting power entitled to vote generally in the election of directors of the then-outstanding voting securities of the acquiring corporation (or its direct or indirect parent corporation).
Notwithstanding the foregoing, to the extent that any Award constitutes a deferral of compensation subject to Code Section 409A, and if that Award provides tor a change in the time or form of payment upon a Change in Control, then, solely for purposes of applying such change in time or form of payment provision, a Change in Control shall be deemed to have occurred upon an event described in this Section 2.13 only if the event would also constitute a change in the ownership or effective control of, or a change in the ownership of a substantial portion of the assets of, the Company under Code Section 409A.
2.14“Change in Control Protection” means provisions intended to protect a pre-Change in Control Award Participant from forfeiting the vesting or lapse of pre-Change in Control Awards as a result of: (a) a termination without Cause or for Good Reason, in each case within a specified period of time after the Change in Control; or (b) suffering a Termination of Continued Employment.
2.15 “Code” means the United States Internal Revenue Code of 1986, as amended. Any reference to a section of the Code herein will be deemed to include a reference to any applicable regulations thereunder and any successor or amended section of the Code.
2.16“Committee” means the Compensation Committee of the Board or a subcommittee thereof, or any other committee comprised solely of directors designated by the Board to administer this Plan who are (a) “non-employee directors” within the meaning of Rule 16b-3 under the Exchange Act, and (b) “independent directors” within the meaning of the Listing Rules of the NASDAQ Stock Market (or other applicable exchange or market on which the Shares may be traded or quoted). In the case of any Award that is intended to qualify for the performance-based compensation exception to Section 162(m) of the Code, the Committee will be comprised of at least two persons, each of whom are “outside directors” within the meaning of Section 162(m) of the Code. The members of the Committee will be appointed from time to time by and will serve at the discretion of the Board. If the Committee does not exist or cannot function for any reason, the Board may take any action under this Plan that would otherwise be the responsibility of the Committee, except as otherwise provided in this Plan. Any action duly taken by the Committee will be valid and effective, whether or not the members of the Committee at the time of such action are later determined not to have satisfied the requirements of membership provided herein. In all instances where discretion is accorded to the Committee under this Plan, the Committee will exercise such discretion reasonably and in good faith.
2.17“Company” means Wright Medical Group N.V., a public limited liability company (naamloze vennootschap) organized under the laws of The Netherlands, and any successor thereto as provided in Section 24.6 of this Plan; provided, however, that for purposes of Section 17 of this Plan and the definitions of “Cause,” “Good Reason,” “Change in Control Protection” and “Termination of Continued Employment” as used in Section 17 of this Plan, the term “Company” also includes any Subsidiary or Affiliate of the Company.
2.18“Consultant” means a person engaged to provide consulting or advisory services (other than as an Employee or a Director) to the Company or any Subsidiary that: (a) are not in connection with the offer and sale of the Company’s securities in a capital raising transaction and (b) do not directly or indirectly promote or maintain a market for the Company’s securities.
2.19“Covered Employee” means any Employee who is or may become a “Covered Employee,” as defined in Section 162(m) of the Code, and who is designated, either as an individual Employee or class of Employees, by the Committee within the shorter of: (a) ninety (90) days after the beginning of any Performance Period, or (b) twenty-five percent (25%) of any Performance Period has elapsed, as a “Covered Employee” under this Plan for such applicable Performance Period.
2.20“Deferred Stock Unit” means a right granted to an Eligible Recipient pursuant to Section 8 of this Plan to receive Shares (or the equivalent value in cash or other property if the Committee so provides) at a future time as determined by the Committee, or as determined by the Participant within guidelines established by the Committee in the case of voluntary deferral elections.
2.21“Director” means a member of the Board.
2.22“Disability” means, unless otherwise provided in an Award Agreement, with respect to a Participant who is a party to an Individual Agreement, which agreement contains a definition of “disability” or “permanent disability” (or words of like import) for purposes of termination of employment thereunder by the Company, “disability” or “permanent disability” as defined in the most recent of such agreements; or in all other cases, means the disability of the Participant such as would entitle the Participant to receive disability income benefits pursuant to the long-term disability plan of the Company or Subsidiary then covering the Participant or, if no such plan exists or is applicable to the Participant, the permanent and total disability of the Participant within the meaning of Section 22(e)(3) of the Code.
2.23“Dividend Equivalents” has the meaning set forth in Section 3.2(l) of this Plan.
2.24“Effective Date” means June 23, 2017 or such later date as this Plan is initially approved by the Company’s general meeting of shareholders.
2.25“Eligible Recipients” means all Employees, all Non-Employee Directors and all Consultants.
2.26“Employee” means any individual performing services for the Company or a Subsidiary and designated as an employee of the Company or a Subsidiary on the payroll records thereof. An Employee will not include any individual during any period he or she is classified or treated by the Company or Subsidiary as an independent contractor, a consultant, or any employee of an employment, consulting or temporary agency or any other entity other than the Company or Subsidiary, without regard to whether such individual is subsequently determined to have been, or is subsequently retroactively reclassified as a common-law employee of the Company or Subsidiary during such period. An individual will not cease to be an Employee in the case of: (a) any leave of absence approved by the Company, or (b) transfers between locations of the Company or between the Company or any Subsidiaries. For purposes of Incentive Stock Options, no such leave may exceed ninety (90) days, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company or a Subsidiary, as applicable, is not so guaranteed, then three (3) months following the ninety-first (91st) day of such leave, any Incentive Stock Option held by a Participant will cease to be treated as an Incentive Stock Option and will be treated for tax purposes as a Non-Statutory Stock Option. Neither service as a Director nor payment of a Director’s fee by the Company will be sufficient to constitute “employment” by the Company.
2.27“Exchange Act” means the United States Securities Exchange Act of 1934, as amended. Any reference to a section of the Exchange Act herein will be deemed to include a reference to any applicable rules and regulations thereunder and any successor or amended section of the Exchange Act.
2.28“Fair Market Value” means, with respect to the Shares, as of any date: (a) the closing sale price of the Shares as of such date at the end of the regular trading session, as reported by the NASDAQ Stock Market, The New York Stock Exchange, NYSE MKT or any national securities exchange on which the Shares are then listed (or, if no shares were traded on such date, as of the next preceding date on which there was such a trade); (b) if the Shares are not so listed, admitted to unlisted trading privileges or reported on any national exchange, the closing sale price as of such date at the end of the regular trading session, as reported by the OTC Bulletin Board, OTC Markets or other comparable quotation service (or, if no shares were traded or quoted on such date, as of the next preceding date on which there was such a trade or quote); or (c) if the Shares are not so listed or reported, such price as the Committee determines in good faith in the exercise of its reasonable discretion, and consistent with the definition of “fair market value” under Section 409A of the Code or any other Applicable Law. If determined by the Committee, such determination will be final, conclusive and binding for all purposes and on all persons, including the Company, the shareholders of the Company, the Participants and their respective successors-in-interest. No member of the Committee will be liable for any determination regarding the fair market value of the Shares that is made in good faith.
2.29“Full Value Award” means an Award other than in the form of an Option or Stock Appreciation Right, and which is settled by the issuance of Shares.
2.30“Good Reason” means, unless otherwise provided in an Award Agreement, the occurrence of any of the following without the prior written consent of the Participant, unless such act or failure to act is corrected by the Company within thirty (30) days of the occurrence:
(a)a material reduction in the Participant’s then current responsibilities or assignment to the Participant of duties materially inconsistent with such Participant’s then current range of duties and responsibilities; For the avoidance of doubt, the following circumstances would be considered a material reduction of a Participant’s responsibilities: (i) the reporting structure of a Participant who reports to the Chief Executive Officer of the entire organization is modified or the Participant is informed that it will be modified such that the Participant would no longer report to such Chief Executive Officer or (ii) a Participant who is the Chief Executive Officer or organization-wide leader of a material function in a public company would no longer be, or is informed that he or she will no longer be, the Chief Executive Officer or organization-wide leader of such function, or would no longer lead that function in a public company environment;
(b)a material reduction (i.e., more than ten percent (10%)) in the Participant’s aggregate annualized compensation target (including bonus opportunity as a percentage of base salary) and benefits opportunities, except for an across the board reduction or modification to any benefit plan affecting all similarly situated Participants;
(c) failure to pay to the Participant any portion of the Participant’s current compensation and benefits, under any plan, program or policy of, or other contract or agreement within thirty (30) days of the date such compensation and/or benefits are due;
(d)cancellation or material reduction in scope of any indemnification and/or director and officer liability insurance;
(e)the relocation or the Participant is informed of the anticipated relocation of the Participant’s then current principal place of employment (“Principal Location”) to a location which is more than forty (40) miles from the Principal Location; or
(f) material breach other than by the Participant of any material provision of the Participant’s employment, severance or similar agreement.
Notwithstanding any of the foregoing, placing the Participant on a paid leave for up to ninety (90) days pending a determination of whether there is a basis to terminate the Participant for Cause will not constitute Good Reason. The Participant’s continued employment will not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder. In all events, if the Participant fails to deliver a notice of termination with respect to a termination of the Participant’s employment for Good Reason within ninety (90) days after the Participant becomes aware of the event giving rise to such right to terminate or the Company cures such act within thirty (30) days of receipt of the notice, the Participant will be deemed to waive the Participant’s right to terminate for Good Reason with respect to such event.
2.31“Grant Date” means the date an Award is granted to a Participant pursuant to this Plan and as determined pursuant to Section 5 of this Plan.
2.32“Incentive Stock Option” means a right to purchase Shares granted to an Employee pursuant to Section 6 of this Plan that is designated as and intended to meet the requirements of an “incentive stock option” within the meaning of Section 422 of the Code.
2.33“Individual Agreement” has the meaning set forth in Section 2.12 of this Plan.
2.34“Individual Performance Goals” has the meaning set forth in Section 10.4 of this Plan.
2.35“Individual Performance Participants” has the meaning set forth in Section 10.4 of this Plan.
2.36“Maximum Payout” has the meaning set forth in Section 10.3 of this Plan.
2.37“Non-Employee Director” means a Director who is not an Employee.
2.38“Non-Employee Director Award” means any Non-Statutory Stock Option, Stock Appreciation Right or Full Value Award granted, whether singly, in combination, or in tandem, to an Eligible Recipient who is a Non-Employee Director, pursuant to such applicable terms, conditions and limitations as the Board or Committee may establish in accordance with this Plan.
2.39“Non-Statutory Stock Option” means a right to purchase Shares granted to an Eligible Recipient pursuant to Section 6 of this Plan that is not intended to meet the requirements of or does not qualify as an Incentive Stock Option.
2.40“Option” means an Incentive Stock Option or a Non-Statutory Stock Option.
2.41“Other Cash-Based Award” means an Award, denominated in cash, not otherwise described by the terms of this Plan, granted pursuant to Section 12 of this Plan.
2.42“Other Stock-Based Award” means an Award, denominated in Shares, not otherwise described by the terms of this Plan, granted pursuant to Section 12 of this Plan.
2.43“Participant” means an Eligible Recipient who receives one or more Awards under this Plan.
2.44“Participation Factor” has the meaning set forth in Section 10.2 of this Plan.
2.45“Performance Award” means a right granted to an Eligible Recipient pursuant to Section 9 of this Plan to receive an amount of cash, number of Shares, or a combination of both, contingent upon and the value of which at the time it is payable is determined as a function of the extent of the achievement of one or more Performance Goals during a specified Performance Period or the achievement of other objectives during a specified period.
2.46“Performance-Based Compensation” means compensation under an Award that is intended to satisfy the requirements of Section 162(m) of the Code for certain performance-based compensation paid to Covered Employees. Notwithstanding the foregoing, nothing in this Plan will be construed to mean that an Award which does not satisfy the requirements for performance-based compensation under Section 162(m) of the Code does not constitute performance-based compensation for other purposes, including Section 409A of the Code.
2.47“Performance Goals” mean with respect to any applicable Award, one or more targets, goals or levels of attainment required to be achieved in terms of the specified Performance Measures in the case of a Covered Employee or any performance measures in the case of a Participant that is not a Covered Employee, during the specified Performance Period, as set forth in the related Award Agreement.
2.48“Performance Measure Element” has the meaning set forth in Section 13.1 of this Plan.
2.49“Performance Measures” mean: (a) with respect to any Award intended to qualify as Performance-Based Compensation, any one or more of the measures described in Section 13.1 of this Plan on which the Performance Goals are based and which measures are approved by the Company’s shareholders in order to qualify Awards as Performance-Based Compensation; and (b) with respect to any other Award, any performance measures as determined by the Committee in its sole discretion and set forth in the applicable Award Agreement for purposes of determining the applicable Performance Goal.
2.50“Performance Period” means the period of time, as determined by the Committee, during which the Performance Goals must be met in order to determine the degree of payout or vesting with respect to an Award.

2.51 “Period of Restriction” means the period when a Restricted Stock Award or Restricted Stock Units are subject to a substantial risk of forfeiture (based on the passage of time, the achievement of Performance Goals, or upon the occurrence of other events as determined by the Committee, in its discretion), as provided in Section 8 of this Plan.
2.52“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or any other entity of whatever nature.
2.53“Plan” means this Wright Medical Group N.V. 2017 Equity and Incentive Plan, as may be amended from time to time.
2.54“Plan Year” means the Company’s fiscal year.
2.55“Previously Acquired Shares” means Shares that are already owned by the Participant.
2.56“Prior Plan” means the Wright Medical Group N.V. Amended and Restated 2010 Incentive Plan.
2.57“Redemption Amount” has the meaning set forth in Section 6.5(b).
2.58“Reduced Shares” has the meaning set forth in Section 6.5(b).
2.59“Restricted Stock Award” means an award of Shares granted to an Eligible Recipient pursuant to Section 8 of this Plan that is subject to the restrictions on transferability and the risk of forfeiture imposed by the provisions of such Section 8; provided, however, that Restricted Stock Awards will not be issued under this Plan if not permitted pursuant to Applicable Law.
2.60“Restricted Stock Unit” means an award denominated in Shares granted to an Eligible Recipient pursuant to Section 8 of this Plan.
2.61“Scale Back” has the meaning set forth in Section 9.5.
2.62“Securities Act” means the United States Securities Act of 1933, as amended. Any reference to a section of the Securities Act herein will be deemed to include a reference to any applicable rules and regulations thereunder and any successor or amended section of the Securities Act.
2.63“Separation from Service” has the meaning set forth in Section 17.3(b) of this Plan.
2.64“Shares” means the ordinary shares of the Company, par value €0.03 per share, or the number and kind of shares of stock or other securities into which such Shares may be changed in accordance with Section 4.5 of this Plan.
2.65“Stock Appreciation Right” means a right granted to an Eligible Recipient pursuant to Section 7 of this Plan to receive a payment from the Company, in the form of Shares, cash or a combination of both, equal to the difference between the Fair Market Value of one or more Shares and the grant price of such Shares under the terms of such Stock Appreciation Right.
2.66“Stock-Based Award” means any Award denominated in Shares made pursuant to this Plan, including Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Deferred Stock Units, Performance Awards or Other Stock-Based Awards.
2.67“Subsidiary” means any corporation or other entity, whether domestic or foreign, in which the Company has or obtains, directly or indirectly, an interest of more than fifty percent (50%) by reason of stock ownership or otherwise.
2.68“Successor” has the meaning set forth in Section 17.1 of this Plan.
2.69 “Target Payout” has the meaning set forth in Section 10.2 of this Plan.
2.70“Tax Date” means the date any withholding or employment related tax obligation arises under the Code or other Applicable Law for a Participant with respect to an Award.
2.71“Tax Laws” has the meaning set forth in Section 24.9 of this Plan.
2.72“Tax-Related Items” has the meaning set forth in Section 16.1 of this Plan.
2.73“Termination of Continued Employment” means termination of an individual’s employment with the Company or if the individual is a Director, his or her service as a Director, without Cause in connection with a Change in Control and includes, by way of example and without limitation, the following circumstances: (i) such individual is notified within the sixty (60) day period preceding the Change in Control that the individual’s employment is or will be terminated without Cause prior to or after the Change in Control, (ii) such individual is notified within the sixty (60) day period preceding the Change in Control that the individual’s continued employment with the Company after the Change in Control is conditioned upon acceptance of a position with the Successor or an Affiliate of the Successor under terms which would entitle the individual to resign for Good Reason and the individual in fact resigns for Good Reason on this basis, and (iii) such individual is a Director of the Company and will not become a Director of the Successor Parent immediately after the Change in Control.

3.	Plan Administration.
3.1The Committee. This Plan will be administered by the Committee; provided, however, that the Board may, in its sole discretion, take any action delegated to the Committee under this Plan as it may deem necessary. Notwithstanding anything in this Plan to the contrary, to the extent required by the laws of The Netherlands, Awards granted pursuant to this Plan (to the extent they constitute Stock-Based Awards or other rights to acquire Shares) shall be deemed to have been granted subject to the approval of such Award (including its terms and conditions as established by the Committee) by the Board (if and to the extent the Company’s general meeting of shareholders has delegated such authority to the Board) or by the Company’s general meeting of shareholders itself (if and to the extent the Company’s general meeting of shareholders has not delegated such authority to the Board), and no Awards will be effective until such approval, as applicable, is received. The Committee will act by majority approval of the members at a meeting or by unanimous written consent, and a majority of the members of the Committee will constitute a quorum. The Committee may exercise its duties, power and authority under this Plan in its sole discretion without the consent of any Participant or other party, unless this Plan specifically provides otherwise. The Committee will not be obligated to treat Participants or Eligible Recipients uniformly, and determinations made under this Plan may be made by the Committee selectively among Participants or Eligible Recipients, whether or not such Participants and Eligible Recipients are similarly situated. Each determination, interpretation or other action made or taken by the Committee pursuant to the provisions of this Plan will be final, conclusive and binding for all purposes and on all persons, and no member of the Committee will be liable for any action or determination made in good faith with respect to this Plan or any Award granted under this Plan.
3.2Authority of the Committee. In accordance with and subject to the provisions of this Plan, the Committee will have full and exclusive discretionary power and authority to take such actions as it deems necessary and advisable with respect to the administration of this Plan, including the following:
(a)To designate the Eligible Recipients to be selected as Participants;
(b)To determine the nature, extent and terms of the Awards to be made to each Participant, including the amount of cash or number of Shares to be subject to each Award, any exercise price or grant price, the manner in which Awards will vest, become exercisable or settled and paid out, whether Awards will be granted in tandem with other Awards, and the form of Award Agreement, if any, evidencing such Award;
(c)To determine the time or times when Awards will be granted;
(d)To determine the duration of each Award;
(e)To determine the terms, restrictions and other conditions to which the grant of an Award or the payment or vesting of Awards may be subject, including a requirement to execute an agreement which makes the Eligible Recipient subject to non-competition provisions and other restrictive covenants which run in favor of the Company and its Affiliates;
(f)To construe and interpret this Plan and Awards granted under it, and to establish, amend and revoke rules and regulations for its administration and in so doing, to correct any defect, omission, or inconsistency in this Plan or in an Award Agreement, in a manner and to the extent it will deem necessary or expedient to make this Plan fully effective;
(g)To determine Fair Market Value in accordance with Section 2.28 of this Plan;
(h)To amend this Plan or any Award Agreement, as provided in this Plan;
(i)To adopt subplans or special provisions applicable to Awards regulated by the laws of a jurisdiction other than, and outside of, the United States, which except as otherwise provided in this Plan, such subplans or special provisions may take precedence over other provisions of this Plan;
(j)To authorize any person to execute on behalf of the Company any Award Agreement or any other instrument required to effect the grant of an Award previously granted by the Committee;
(k)To determine at the time an Award is granted whether such Award will be settled in Shares, cash or in any combination thereof; and
(l)To determine whether Awards will be adjusted for dividend equivalents, with “Dividend Equivalents” meaning a credit, made at the discretion of the Committee, to the account of a Participant in an amount equal to the cash dividends paid on one Share for each Share represented by an Award held by such Participant, subject to Section 14 of this Plan and any other provision of this Plan and which Dividend Equivalents may be subject to the same conditions and restrictions as the Awards to which they attach and may be settled in the form of cash, Shares, or in any combination of both.
3.3Delegation. To the extent permitted by Applicable Law, the Committee may delegate to one or more of its members or to one or more officers of the Company or any Subsidiary or to one or more agents or advisors such administrative duties or powers as it may deem advisable, and the Committee or any individuals to whom it has delegated duties or powers as aforesaid may employ one or more individuals to render advice with respect to any responsibility the Committee or such individuals may have under this Plan. At all times, the delagatee appointed under this Section 3.3 will serve in such capacity at the pleasure of the Committee.
3.4No Re-pricing. Notwithstanding any other provision of this Plan other than Section 4.5 of this Plan, the Committee may not, without prior approval of the Company’s shareholders, seek to effect any re-pricing of any previously granted, “underwater” Option or Stock Appreciation Right by: (a) amending or modifying the terms of the Option or Stock Appreciation Right to lower the exercise price or grant price; (b) canceling the underwater Option or Stock Appreciation Right in exchange for (i) cash; (ii) replacement Options or Stock Appreciation Rights having a lower exercise price or grant price; or (iii) other Awards; or (c) repurchasing the underwater Options or Stock Appreciation Rights and granting new Awards under this Plan. For purposes of this Section 3.4, an Option or Stock Appreciation Right will be deemed to be “underwater” at any time when the Fair Market Value of the Shares are less than the exercise price of the Option or grant price of the Stock Appreciation Right.
3.5Participants Based Outside of the United States. In addition to the authority of the Committee under Section 3.2(i) and notwithstanding any other provision of this Plan, the Committee may, in its sole discretion, amend the terms of this Plan or Awards with respect to Participants resident outside of the United States or employed by a non-U.S. Subsidiary in order to comply with local legal requirements, to otherwise protect the Company’s or Subsidiary’s interests or to meet objectives of this Plan, and may, where appropriate, establish one or more sub-plans (including the adoption of any required rules and regulations) for the purposes of qualifying for preferred tax treatment under foreign tax laws. The Committee will have no authority, however, to take action pursuant to this Section 3.5: (a) to reserve Shares or grant Awards in excess of the limitations provided in Section 4.1 of this Plan; (b) to effect any re-pricing in violation of Section 3.4 of this Plan; (c) to grant Options or Stock Appreciation Rights having an exercise price or grant price less than one hundred percent (100%) of the Fair Market Value of one Share on the Grant Date in violation of Section 6.3 or Section 7.3 of this Plan; or (d) for which shareholder approval would then be required pursuant to Section 21.2 of this Plan.

4.	Shares Available for Issuance.
4.1Maximum Number of Shares Available. Subject to adjustment as provided in Section 4.5 of this Plan, the maximum number of Shares that will be available for issuance under this Plan will be the sum of:
(a)5,000,000 Shares; plus
(b)the number of Shares remaining available for issuance under the Prior Plan but not subject to outstanding awards as of the Effective Date; plus
(c)the number of additional Shares subject to awards outstanding under the Prior Plan as of the Effective Date but only to the extent that such outstanding awards are forfeited, cancelled, expire or otherwise terminate without the issuance of such Shares after the Effective Date.
4.2Limits on Incentive Stock Options, Full Value Awards and Non-Employee Director Awards. Notwithstanding any other provisions of this Plan to the contrary and subject to adjustment as provided in Section 4.5 of this Plan,
(a)the maximum aggregate number of Shares that will be available for issuance pursuant to Incentive Stock Options under this Plan will be 5,000,000 Shares;
(b)the maximum aggregate number of Shares that will be available for issuance pursuant to Full Value Awards under this Plan will be 2,500,000 Shares; and
(c)the maximum aggregate number of Shares granted as an Award to any Non-Employee Director in any one Plan Year will be 100,000 Shares; provided that such limit will not apply to any election of a Non-Employee Director to receive Shares in lieu of all or a portion of any annual Board, committee, chair or other retainer, or any meeting fees otherwise payable in cash.
4.3Accounting for Awards. Shares that are issued under this Plan or that are subject to outstanding Awards will be applied to reduce the maximum number of Shares remaining available for issuance under this Plan only to the extent they are used; provided, however, that the full number of Shares subject to a stock-settled Stock Appreciation Right or other Stock-Based Award will be counted against the Shares authorized for issuance under this Plan, regardless of the number of Shares actually issued upon settlement of such Stock Appreciation Right or other Stock-Based Award. Furthermore, any Shares withheld to satisfy tax withholding obligations on Awards issued under this Plan, any Shares withheld to pay the exercise price or grant price of Awards under this Plan and any Shares not issued or delivered as a result of the “net exercise” of an outstanding Option pursuant to Section 6.5, the “net exercise” of any other Award pursuant to Section 24.4 or settlement of a Stock Appreciation Right in Shares pursuant to Section 7.6 will be counted against the Shares authorized for issuance under this Plan and will not be available again for grant under this Plan. Shares subject to Awards settled in cash will again be available for issuance pursuant to Awards granted under the Plan. Any Shares repurchased by the Company on the open market using the proceeds from the exercise of an Award will not increase the number of Shares available for future grant of Awards. Any Shares related to Awards granted under this Plan or under the Prior Plan that terminate by expiration, forfeiture, cancellation or otherwise without the issuance of the Shares, will be available again for grant under this Plan and correspondingly increase the total number of Shares available for issuance under this Plan under Section 4.1. To the extent permitted by Applicable Law, Shares issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form of combination by the Company or a Subsidiary pursuant to Section 22 of this Plan or otherwise will not be counted against Shares available for issuance pursuant to this Plan. The Shares available for issuance under this Plan may be authorized and unissued Shares or Shares which have been reacquired by the Company.
4.4Annual Awards Limits. The following limits (each an “Annual Award Limit” and, collectively, “Annual Award Limits”), as adjusted pursuant to Section 4.5, will apply to grants of Awards unless the Committee specifically determines at the time of grant that an Award is not intended to qualify as Performance-Based Compensation under this Plan:
(a)The maximum aggregate number of Shares subject to Options and Stock Appreciation Rights granted to any one Participant in any one Plan Year will be 2,000,000 Shares.
(b)The maximum aggregate number of Shares subject to Restricted Stock Awards, Restricted Stock Units and Deferred Stock Units granted to any one Participant in any one Plan Year will be 2,000,000 Shares.
(c)The maximum aggregate dollar amount or number of Shares granted with respect to Performance Awards to any one Participant in any one Plan Year may not exceed $5,000,000 or 2,000,000 Shares, determined as of the date of payout.
(d)The maximum aggregate dollar amount granted with respect to Annual Performance Cash Awards to any one Participant in any one Plan Year may not exceed $5,000,000, determined as of the date of payout.
(e)The maximum aggregate dollar amount granted with respect to Other Cash-Based Awards to any one Participant in any one Plan Year may not exceed $5,000,000, determined as of the date of payout.
(f)The maximum aggregate number of Shares granted with respect to Other Stock-Based Awards to any one Participant in any one Plan Year may not exceed 2,000,000 Shares, determined as of the date of payout.
In applying the foregoing Annual Award Limits, (i) all Awards of the specified type granted to the same person in the same Plan Year will be aggregated and made subject to one limit; (ii) the Share limits applicable to Options and Stock Appreciation Rights refer to the number of Shares underlying such Awards; (iii) the Share limit under clause (b), (c) or (f) refers to the maximum number of Shares that may be delivered, or the value of which could be paid in cash or other property, under an Award or Awards of the type specified in clause (b), (c) or (f) assuming a maximum payout; (iv) Awards other than Cash-Based Awards that are settled in cash will count against the applicable share limit under clause (a), (b), (c) or (f) and not against the dollar limit under clause (d) or (e); and (v) the dollar limit under clause (d) or (e) refers to the maximum dollar amount payable under an Award or Awards of the type specified in clause (d) or (e) assuming a maximum payout. The foregoing provisions will be construed in a manner consistent with Section 162(m) of the Code, including, without limitation, where applicable, the rules under Section 162(m) pertaining to permissible deferrals of exempt awards.
4.5Adjustments to Shares and Awards.
(a)In the event of any reorganization, merger, consolidation, recapitalization, liquidation, reclassification, stock dividend, stock split, combination of shares, rights offering, divestiture or extraordinary dividend (including a spin off) or any other similar change in the corporate structure or Shares the Company, the Committee (or, if the Company is not the surviving corporation in any such transaction, the board of directors of the surviving corporation) will make appropriate adjustment or substitutions (which determination will be conclusive) as to: (i) the number and kind of securities or other property (including cash) available for issuance or payment under this Plan, including the sub-limits set forth in Section 4.2 of this Plan and the Annual Award Limits set forth in Section 4.4 of this Plan, and (ii) in order to prevent dilution or enlargement of the rights of Participants, the number and kind of securities or other property (including cash) subject to outstanding Awards and the exercise price of outstanding Awards; provided, however, that this Section 4.5 will not limit the authority of the Committee to take action pursuant to Section 17 of this Plan in the event of a Change in Control. The determination of the Committee as to the foregoing adjustments and/or substitutions, if any, will be final, conclusive and binding on Participants under this Plan.
(b)Notwithstanding anything else herein to the contrary, without affecting the number of Shares reserved or available hereunder, the limits in Section 4.2 of this Plan and the Annual Award Limits in Section 4.4 of this Plan, the Committee may authorize the issuance or assumption of benefits under this Plan in connection with any merger, consolidation, acquisition of property or stock or reorganization upon such terms and conditions as it may deem appropriate, subject to compliance with the rules under Sections 422, 424 and 409A of the Code, as and where applicable.
4.6Minimum Vesting Requirements on Awards. Notwithstanding any other provision of the Plan to the contrary: (a) any Full Value Awards granted to Employees under this Plan which vest on the basis of the Participant’s continued employment with the Company will not provide for vesting which is any more rapid than ratably over a three (3) year period after the Grant Date; (b) any Awards granted under the Plan will vest no earlier than the one-year anniversary of the date the Award is granted; and (c) any Awards under this Plan which vest upon the attainment of Performance Goals will provide for a Performance Period of at least one (1) year; provided, however, that, notwithstanding the foregoing, Awards that result in the issuance of an aggregate of up to five percent (5%) of the shares of Common Stock available pursuant to Section 4.1 of the Plan may be granted to any one or more eligible Directors, Consultants or Employees without respect to such minimum vesting conditions. Nothing in this Section 4.6 shall preclude the Committee from taking action, in its sole discretion, to accelerate the vesting of any Award in connection with or following a Participant’s death, disability, termination of employment or service or the consummation of a Change in Control. This Section 4.6 will be inapplicable to substitute Awards granted pursuant to Section 22 of this Plan.

5.	Participation.
Participants in this Plan will be those Eligible Recipients who, in the judgment of the Committee, have contributed, are contributing or are expected to contribute to the achievement of the objectives of the Company or its Subsidiaries. Eligible Recipients may be granted from time to time one or more Awards, singly or in combination or in tandem with other Awards, as may be determined by the Committee in its sole discretion. Awards will be deemed to be granted as of the date specified in the grant resolution of the Committee, which date will be the Grant Date of any related Award Agreement with the Participant.

6.	Options.
6.1Grant. An Eligible Recipient may be granted one or more Options under this Plan, and such Options will be subject to such terms and conditions, consistent with the other provisions of this Plan, as may be determined by the Committee in its sole discretion. Incentive Stock Options may be granted solely to eligible Employees of the Company or a Subsidiary. The Committee may designate whether an Option is to be considered an Incentive Stock Option or a Non-Statutory Stock Option. To the extent that any Incentive Stock Option (or portion thereof) granted under this Plan ceases for any reason to qualify as an “incentive stock option” for purposes of Section 422 of the Code, such Incentive Stock Option (or portion thereof) will continue to be outstanding for purposes of this Plan but will thereafter be deemed to be a Non-Statutory Stock Option. Options may be granted to an Eligible Recipient for services provided to a Subsidiary only if, with respect to such Eligible Recipient, the underlying Shares constitute “service recipient stock” within the meaning of Treas. Reg. Sec. 1.409A-1(b)(5)(iii) promulgated under the Code.
6.2Award Agreement. Each Option grant will be evidenced by an Award Agreement that will specify the exercise price of the Option, the maximum duration of the Option, the number of Shares to which the Option pertains, the conditions upon which an Option will become vested and exercisable, and such other provisions as the Committee will determine which are not inconsistent with the terms of this Plan. The Award Agreement also will specify whether the Option is intended to be an Incentive Stock Option or a Non-Statutory Stock Option.
6.3Exercise Price. The per share price to be paid by a Participant upon exercise of an Option granted pursuant to this Section 6 will be determined by the Committee in its sole discretion at the time of the Option grant; provided, however, that such price will not be less than one hundred percent (100%) of the Fair Market Value of one Share on the Grant Date (one hundred and ten percent (110%) of the Fair Market Value if, at the time the Incentive Stock Option is granted, the Participant owns, directly or indirectly, more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any parent or subsidiary corporation of the Company).
6.4Exercisability and Duration. An Option will become exercisable at such times and in such installments and upon such terms and conditions as may be determined by the Committee in its sole discretion at the time of grant, including (a) the achievement of one or more of the Performance Goals; or that (b) the Participant remain in the continuous employment or service with the Company or a Subsidiary for a certain period; provided, however, that no Option may be exercisable after ten (10) years from the Grant Date (five (5) years from the Grant Date in the case of an Incentive Stock Option that is granted to a Participant who owns, directly or indirectly, more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any parent or subsidiary corporation of the Company). Notwithstanding the foregoing, if the exercise of an Option that is exercisable in accordance with its terms is prevented by the provisions of Section 19 of this Plan, the Option will remain exercisable until thirty (30) days after the date such exercise first would no longer be prevented by such provisions, but in any event no later than the expiration date of such Option.
6.5Payment of Exercise Price.
(a)The total purchase price of the Shares to be purchased upon exercise of an Option will be paid entirely in cash (including check, bank draft or money order); provided, however, that the Committee, in its sole discretion and upon terms and conditions established by the Committee, may allow such payments to be made, in whole or in part, by (i) tender of a Broker Exercise Notice; (ii) by tender, either by actual delivery or attestation as to ownership, of Previously Acquired Shares; (iii) a “net exercise” of the Option (as further described in paragraph (b), below); (iv) by a combination of such methods; or (v) any other method approved or accepted by the Committee in its sole discretion. Notwithstanding any other provision of this Plan to the contrary, no Participant who is a Director or an “executive officer” of the Company within the meaning of Section 13(k) of the Exchange Act will be permitted to make payment with respect to any Awards granted under this Plan, or continue any extension of credit with respect to such payment with a loan from the Company or a loan arranged by the Company in violation of Section 13(k) of the Exchange Act.
(b)In the case of a “net exercise” of an Option, a Participant will receive the number of Shares underlying the Option so exercised reduced by the number of Shares equal to the aggregate exercise price of the Option divided by the Fair Market Value on the date of exercise (the “Reduced Shares”). In the event of a “net exercise” of an Option, the Option to purchase the Reduced Shares will be settled in exchange for the right to receive an amount (the “Redemption Amount”) equal to the Fair Market Value of the Reduced Shares on the date of exercise. The Redemption Amount payable to the Participant will automatically be offset by the Company against the amount the Participant is required to pay to exercise the Option. Thereafter, the Participant will receive the number of Shares as reduced by the Reduced Shares. Shares will no longer be outstanding under an Option (and will therefore not thereafter be exercisable) following the exercise of such Option to the extent of (i) Shares cancelled to pay the exercise price of an Option under the “net exercise,” (ii) Shares actually delivered to the Participant as a result of such exercise and (iii) any Shares withheld for purposes of tax withholding pursuant to Section 16 of this Plan.
(c)For purposes of such payment, Previously Acquired Shares tendered or covered by an attestation will be valued at their Fair Market Value on the exercise date of the Option.
6.6Manner of Exercise. An Option may be exercised by a Participant in whole or in part from time to time, subject to the conditions contained in this Plan and in the Award Agreement evidencing such Option, by delivery in person, by facsimile or electronic transmission or through the mail of written notice of exercise to the Company at its principal executive office (or to the Company’s designee as may be established from time to time by the Company and communicated to Participants) and by paying in full the total exercise price for the Shares to be purchased in accordance with Section 6.5 of this Plan.

7.	Stock Appreciation Rights.
7.1Grant. An Eligible Recipient may be granted one or more Stock Appreciation Rights under this Plan, and such Stock Appreciation Rights will be subject to such terms and conditions, consistent with the other provisions of this Plan, as may be determined by the Committee in its sole discretion. Stock Appreciation Rights may be granted to an Eligible Recipient for services provided to a Subsidiary only if, with respect to such Eligible Recipient, the underlying Shares constitute “service recipient stock” within the meaning of Treas. Reg. Sec. 1.409A-1(b)(5)(iii) promulgated under the Code.
7.2Award Agreement. Each Stock Appreciation Right will be evidenced by an Award Agreement that will specify the grant price of the Stock Appreciation Right, the term of the Stock Appreciation Right, and such other provisions as the Committee will determine which are not inconsistent with the terms of this Plan.
7.3Grant Price. The grant price of a Stock Appreciation Right will be determined by the Committee, in its discretion, at the Grant Date; provided, however, that such price may not be less than one hundred percent (100%) of the Fair Market Value of one Share on the Grant Date.
7.4Exercisability and Duration. A Stock Appreciation Right will become exercisable at such times and in such installments as may be determined by the Committee in its sole discretion at the time of grant; provided, however, that no Stock Appreciation Right may be exercisable after ten (10) years from its Grant Date. Notwithstanding the foregoing, if the exercise of a Stock Appreciation Right that is exercisable in accordance with its terms is prevented by the provisions of Section 19 of this Plan, the Stock Appreciation Right will remain exercisable until thirty (30) days after the date such exercise first would no longer be prevented by such provisions, but in any event no later than the expiration date of such Stock Appreciation Right.
7.5Manner of Exercise. A Stock Appreciation Right will be exercised by giving notice in the same manner as for Options, as set forth in Section 6.6 of this Plan, subject to any other terms and conditions consistent with the other provisions of this Plan as may be determined by the Committee in its sole discretion.
7.6Settlement. Upon the exercise of a Stock Appreciation Right, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying:
(a)The excess of the Fair Market Value of a Share on the date of exercise over the per Share grant price; by
(b)The number of Shares with respect to which the Stock Appreciation Right is exercised.
7.7Form of Payment. Payment, if any, with respect to a Stock Appreciation Right settled in accordance with Section 7.6 of this Plan will be made in accordance with the terms of the applicable Award Agreement, in cash, Shares or a combination thereof, as the Committee determines.

8.	Restricted Stock Awards, Restricted Stock Units and Deferred Stock Units.
8.1Grant. An Eligible Recipient may be granted one or more Restricted Stock Awards, Restricted Stock Units or Deferred Stock Units under this Plan, and such Awards will be subject to such terms and conditions, consistent with the other provisions of this Plan, as may be determined by the Committee in its sole discretion. Restricted Stock Units will be similar to Restricted Stock Awards except that no Shares are actually awarded to the Participant on the Grant Date of the Restricted Stock Units. Restricted Stock Units and Deferred Stock Units will be denominated in Shares but paid in cash, Shares or a combination of cash and Shares as the Committee, in its sole discretion, will determine at the time of grant and as provided in the Award Agreement.
8.2Award Agreement. Each Restricted Stock Award, Restricted Stock Unit or Deferred Stock Unit grant will be evidenced by an Award Agreement that will specify the type of Award, the period(s) of restriction, the number of restricted Shares, or the number of Restricted Stock Units or Deferred Stock Units granted, and such other provisions as the Committee will determine that are not inconsistent with the terms of this Plan.
8.3Conditions and Restrictions. Subject to the terms and conditions of this Plan, including Section 4.6 of this Plan, the Committee will impose such conditions or restrictions on a Restricted Stock Award, Restricted Stock Units or Deferred Stock Units granted pursuant to this Plan as it may deem advisable including a requirement that Participants pay a stipulated purchase price for each Share underlying a Restricted Stock Award, Restricted Stock Unit or Deferred Stock Unit, restrictions based upon the achievement of specific Performance Goals, time-based restrictions on vesting following the attainment of the Performance Goals, time-based restrictions, restrictions under Applicable Laws or holding requirements or sale restrictions placed on the Shares by the Company upon vesting of such Restricted Stock Award, Restricted Stock Units or Deferred Stock Units.
8.4Voting Rights. Unless otherwise determined by the Committee and set forth in a Participant’s Award Agreement, to the extent permitted or required by Applicable Law, as determined by the Committee, Participants holding a Restricted Stock Award granted hereunder will be granted the right to exercise full voting rights with respect to the Shares underlying such Restricted Stock Award during the Period of Restriction. A Participant will have no voting rights with respect to any Restricted Stock Units or Deferred Stock Units granted hereunder.
8.5Dividend Rights.
(a)Unless otherwise determined by the Committee and set forth in a Participant’s Award Agreement, to the extent permitted or required by Applicable Law, as determined by the Committee, Participants holding a Restricted Stock Award granted hereunder will have the same dividend rights as the Company’s other shareholders. Notwithstanding the foregoing, any such dividends as to a Restricted Stock Award that is subject to vesting requirements will be subject to forfeiture and termination to the same extent as the Restricted Stock Award to which such dividends relate and the Award Agreement may require that any cash dividends be reinvested in additional Shares subject to the Restricted Stock Award and subject to the same conditions and restrictions as the Restricted Stock Award with respect to which the dividends were paid. In no event will dividends with respect to Restricted Stock Awards that are subject to vesting be paid or distributed until the vesting provisions of such Restricted Stock Award lapse.
(b)Unless otherwise determined by the Committee and set forth in a Participant’s Award Agreement, to the extent permitted or required by Applicable Law, as determined by the Committee, prior to settlement or forfeiture, any Restricted Stock Units or Deferred Stock Unit awarded under this Plan may, at the Committee’s discretion, carry with it a right to Dividend Equivalents. Such right entitles the Participant to be credited with any amount equal to all cash dividends paid on one Share while the Restricted Stock Unit or Deferred Stock Unit is outstanding. Dividend Equivalents may be converted into additional Restricted Stock Units or Deferred Stock Units and may (and will, to the extent required below) be made subject to the same conditions and restrictions as the Restricted Stock Units or Deferred Stock Units to which they attach. Settlement of Dividend Equivalents may be made in the form of cash, in the form of Shares, or in a combination of both. Dividend Equivalents as to Restricted Stock Units or Deferred Stock Units will be subject to forfeiture and termination to the same extent as the corresponding Restricted Stock Units or Deferred Stock Units as to which the Dividend Equivalents relate. In no event will Participants holding Restricted Stock Units or Deferred Stock Units receive any Dividend Equivalents on such Restricted Stock Units or Deferred Stock Units until the vesting provisions of such Restricted Stock Units or Deferred Stock Units lapse.
8.6Enforcement of Restrictions. To enforce the restrictions referred to in this Section 8, the Committee may place a notation on the book-entry notations representing Restricted Stock Awards referring to such restrictions and may require the Participant, until the restrictions have lapsed, to keep the Shares in a book-entry stock account with the Company’s transfer agent. Alternatively, Restricted Stock Awards may be held pursuant to such terms and conditions as the Company may establish with its registrar and transfer agent or any third-party administrator designated by the Company to hold Restricted Stock Awards on behalf of Participants.

8.7Lapse of Restrictions; Settlement. Except as otherwise provided in this Plan, Shares underlying a Restricted Stock Award will become freely transferable by the Participant after all conditions and restrictions applicable to such Shares have been satisfied or lapse (including satisfaction of any applicable tax withholding obligations). Upon the vesting of a Restricted Stock Unit, the Restricted Stock Unit will be settled, subject to the terms and conditions of the applicable Award Agreement, (a) in cash, based upon the Fair Market Value of the vested underlying Shares, (b) in Shares or (c) a combination thereof, as provided in the Award Agreement, except to the extent that a Participant has properly elected to defer income that may be attributable to a Restricted Stock Unit under a Company deferred compensation plan or arrangement.

9.	Performance Awards.
9.1Grant. An Eligible Recipient may be granted one or more Performance Awards under this Plan, and such Awards will be subject to such terms and conditions, consistent with the other provisions of this Plan, as may be determined by the Committee in its sole discretion, including the achievement of one or more Performance Goals.
9.2Award Agreement. Each Performance Award will be evidenced by an Award Agreement that will specify the amount of cash, Shares, or combination of both to be received by the Participant upon payout of the Performance Award, any Performance Goals upon which the Performance Award is subject, any Performance Period during which any Performance Goals must be achieved and such other provisions as the Committee will determine which are not inconsistent with the terms of this Plan.
9.3Vesting. Subject to the terms of this Plan, the Committee may impose such restrictions or conditions, not inconsistent with the provisions of this Plan, to the vesting of such Performance Awards as it deems appropriate, including the achievement of one or more of the Performance Goals.
9.4Earning of Performance Award Payment. Subject to the terms of this Plan, after the applicable Performance Period has ended, the holder of Performance Awards will be entitled to receive payout on the value and number of Performance Awards earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding Performance Goals have been achieved.
9.5Committee Discretion to Scale Back Awards. At any time during a Performance Period of more than one fiscal year, the Committee may, in its discretion, cancel a portion of a Performance Award prior to the conclusion of the Performance Period (a “Scale Back”), provided that:
(a) the Performance Award has not yet vested;
(b)based on financial information contained in the financial statements or similar internal reports of the Company or any Subsidiary, as the case may be, the Committee determines that the Performance Goals for the Performance Period cannot be achieved at least at the minimum levels established at the time of grant;
(c)Performance Awards will be Scaled Back in proportion to the estimated short fall in achievement of Performance Goals from maximum levels;
(d)all Performance Awards for the same Performance Period are Scaled Back by the same percentage;
(e)once a Performance Award is Scaled Back, it may not again be increased to add or recover a Performance Award that was canceled; and
(f)Performance Awards canceled in a Scale Back will again be available to the Committee for grant of new Performance Awards for any future Performance Period. This provision will not be used in any manner that could have the effect of repricing a previous Performance Award.
9.6Form and Timing of Performance Award Payout. Subject to the terms of this Plan, after the applicable Performance Period has ended, the holder of Performance Awards will be entitled to receive payout or payment on the Performance Awards vested or earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding Performance Goals have been achieved. Payout or payment of vested or earned Performance Awards will be as determined by the Committee and as evidenced in the Award Agreement. Subject to the terms of this Plan, the Committee, in its sole discretion, may payout or pay vested or earned Performance Awards in the form of cash or in Shares (or in a combination thereof) as determined at the time of grant and set forth in the Award Agreement equal to the value of the vested or earned Performance Awards at the close of the applicable Performance Period. Payout or payment of any Performance Award will be made as soon as practicable after the Committee has determined the extent to which the applicable Performance Goals have been achieved and not later than the fifteenth (15th) day of the third (3rd) month immediately following the later of the end of the Company’s fiscal year in which the Performance Period ends or the end of the calendar year in which the Performance Period ends, except to the extent that a Participant has properly elected to defer payment that may be attributable to a Performance Award under a Company deferred compensation plan or arrangement. The determination of the Committee with respect to the form of payout or payment of Performance Awards will be set forth in the Award Agreement pertaining to the grant of the Performance

Award. Any Shares issued in payout of vested Performance Awards may be granted subject to any restrictions deemed appropriate by the Committee at the time of grant and set forth in the Award Agreement, including that the Participant remain in the continuous employment or service with the Company or a Subsidiary for a certain period.
9.7Dividend Rights. Participants holding Performance Awards granted under this Plan will not receive any cash dividends or Dividend Equivalents based on the dividends declared on Shares that are subject to such Performance Awards during the period between the date that such Performance Awards are granted and the date such Performance Awards are settled.

10.	Annual Performance Cash Awards.
10.1Grant. Subject to such terms and conditions, consistent with the other provisions of this Plan, as may be determined by the Committee in its sole discretion, the Committee, at any time and from time to time, may grant to Eligible Recipients Awards denominated in cash in such amounts and upon such terms as the Committee may determine at the time of grant and set forth in the Award Agreement, based on the achievement of specified Performance Goals for annual periods or other time periods as determined by the Committee (the “Annual Performance Cash Awards”).
10.2Target Payout. The target amount that may be paid with respect to an Annual Performance Cash Award (the “Target Payout”) will be determined by the Committee pursuant to Section 13.2 of this Plan at the time of grant and set forth in the Award Agreement and will be based on a percentage of a Participant’s actual annual base compensation at the time of grant (“Participation Factor”), within the range established by the Committee for each Participant and subject to adjustment as provided in the second to last sentence of this Section 10.2. The Chief Executive Officer may approve modifications to the Participation Factor for any Participant who is not a Covered Employee, if such modification is based on level of responsibility. The Committee may establish curves, matrices or other measurements for prorating the amount of payments for achievement of Performance Goals at less or greater than the Target Payout.
10.3Maximum Payout. The Committee also may establish at the time of grant and as set forth in the Award Agreement a maximum potential payout amount (the “Maximum Payout”) with respect to an Annual Performance Cash Award in the event Performance Goals are exceeded by an amount established by the Committee at the time Performance Goals are established. The Committee may establish curves, matrices or other measurements for prorating the amount of payments for achievement of Performance Goals at greater than the Target Payout but less than the Maximum Payout.
10.4Individual Performance Goals. At the time an Annual Performance Cash Award is granted and as set forth in the Award Agreement, the Committee may provide for an increase in the Target Payout and the Maximum Payout (as either may be prorated in accordance with Sections 10.2 and 10.3 of this Plan) for selected Participants (“Individual Performance Participants”) to reflect the achievement of individual performance goals (“Individual Performance Goals”) established at that time by the Committee. The Committee will have the discretion to reduce by an amount up to 100% the amount that would otherwise be paid under the payout formula to an Individual Performance Participant based on the Committee’s reasonable and good faith evaluation of the individual’s achievement of the Individual Performance Goals.
10.5Payment. Payment of any earned Annual Performance Cash Awards will be made as soon as possible after the Committee has determined the extent to which the applicable Performance Goals and Individual Performance Goals have been achieved and not later than the fifteenth (15th) day of the third (3rd) month immediately following the later of the end of the Company’s fiscal year in which the Performance Period ends or the end of the calendar year in which the Performance Period ends, except to the extent that a Participant has properly elected to defer payment that may be attributable to an Annual Performance Cash Award under a Company deferred compensation plan or arrangement.

11.	Non-Employee Director Awards.
11.1Automatic and Non-Discretionary Awards to Non-Employee Directors. Subject to such terms and conditions, consistent with the other provisions of this Plan, the Committee at any time and from time to time may approve resolutions providing for the automatic grant to Non-Employee Directors of Non-Employee Director Awards granted under this Plan and may grant to Non-Employee Directors such discretionary Non-Employee Director Awards on such terms and conditions, consistent with the other provisions of this Plan, as may be determined by the Committee in its sole discretion, and set forth in an applicable Award Agreement. Such Non-Employee Director Awards will not be subject to management’s discretion.
11.2Deferral of Award Payment; Election to Receive Award in Lieu of Retainers. The Committee may permit Non-Employee Directors the opportunity to defer the payment of an Award pursuant to such terms and conditions as the Committee may prescribe from time to time. In addition, the Committee may permit Non-Employee Directors to elect to receive, pursuant to the procedures established by the Board or a committee of the Board, all or any portion of their annual retainers, meeting fees, or other fees in Restricted Stock, Restricted Stock Units, Deferred Stock Units or other Stock-Based Awards as contemplated by this Plan in lieu of cash.

12.	Other Cash-Based Awards and Other Stock-Based Awards.
12.1Other Cash-Based Awards. Subject to such terms and conditions, consistent with the other provisions of this Plan, as may be determined by the Committee in its sole discretion, the Committee, at any time and from time to time, may grant Other Cash-Based Awards to Eligible Recipients not otherwise described by the terms of this Plan in such amounts and upon such terms as the Committee may determine.
12.2Other Stock-Based Awards. Subject to such terms and conditions, consistent with the other provisions of this Plan, as may be determined by the Committee in its sole discretion, the Committee may grant Other Stock-Based Awards to Eligible Recipients not otherwise described by the terms of this Plan in such amounts and subject to such terms and conditions as the Committee will determine. Such Awards may involve the transfer of actual Shares to Participants as a bonus or in lieu of obligations to pay cash or deliver other property under this Plan or under other plans or compensatory arrangements, or payment in cash or otherwise of amounts based on the value of Shares, and may include Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States.
12.3Value of Other Cash-Based Awards and Other Stock-Based Awards. Each Other Cash-Based Award will specify a payment amount or payment range as determined by the Committee. Each Other Stock-Based Award will be expressed in terms of Shares or units based on Shares, as determined by the Committee. The Committee may establish Performance Goals in its discretion for any Other Cash-Based Award or any Other Stock-Based Award. If the Committee exercises its discretion to establish Performance Goals for any such Awards, the number or value of Other Cash-Based Awards or Other Stock-Based Awards that will be paid out to the Participant will depend on the extent to which the Performance Goals are met.
12.4Payment of Other Cash-Based Awards and Other Stock-Based Awards. Payment, if any, with respect to an Other Cash-Based Award or an Other Stock-Based Award will be made in accordance with the terms of the Award, in cash for any Other Cash-Based Award and in cash or Shares for any Other Stock-Based Award, as the Committee determines at the time of grant and as set forth in the Award Agreement, except to the extent that a Participant has properly elected to defer payment that may be attributable to an Other Cash-Based Award or Other Stock-Based Award under a Company deferred compensation plan or arrangement.

13.	Performance-Based Compensation.
13.1Performance Measures. The Performance Goals upon which the payment or vesting of an Award to a Covered Employee that is intended to qualify as Performance-Based Compensation will be limited to one or more specified objective Performance Measures that are based on any of the following Performance Measure elements as determined by the Committee (each, a “Performance Measure Element”): sales and revenue measures: gross revenue, sales allowances, net revenue, invoiced revenue, collected revenue, revenues from new products, revenue growth, unit sales, bad debts, orders, backlog; expense measures: direct material costs, direct labor costs, indirect labor costs, direct manufacturing costs, indirect manufacturing costs, cost of goods sold, sales, general and administrative expenses, operating expenses, non-cash expenses, tax expense, non-operating expenses, total expenses; profitability and productivity measures: gross margin, net operating income, EBITDA (earnings before interest, taxes, depreciation and amortization), EBIT (earnings before interest and taxes), net operating income after taxes (NOPAT), net income, net income before taxes, net or operating income excluding non-recurring charges, net cash flow, net cash flow from operations; asset utilization and effectiveness measures: cash, excess cash, accounts receivable, inventory (WIP or finished goods), inventory days on hand, days sales outstanding, current assets, working capital, total capital, fixed assets, total assets, standard hours, plant utilization, purchase price variance, manufacturing overhead variance; debt and equity measures: accounts payable, current accrued liabilities, total current liabilities, total debt, debt principal payments, net current borrowings, total long-term debt, credit rating, retained earnings, total preferred equity, total common equity, total equity; shareholder and return measures: earnings per share (diluted and fully diluted), stock price, dividends, shares repurchased, total return to shareholders, price/earnings ratio, market capitalization, book value, debt coverage ratios, return on assets, return on equity, return on invested capital, economic profit (for example, economic value added); customer and market measures: customer satisfaction, customer retention, customer service/care, brand awareness and perception, market share, warranty rates, product quality, inventory, strategic business objectives; organizational and employee measures: headcount, employee performance, employee productivity, standard hours, employee engagement/satisfaction, employee turnover, employee diversity. Any Performance Measure Element can be a Performance Measure. In addition, any of the Performance Measure Element(s) can be used in an algebraic formula (e.g., averaged over a period, combined into a ratio, compared to a budget or standard, compared to previous periods or other formulaic combinations) based on the Performance Measure Elements to create a Performance Measure. Any Performance Measure(s) may be used to measure the performance of the Company or Subsidiary as a whole or any division or business unit of the Company, product or product group, region or territory, or Subsidiary, or any combination thereof, as the Committee may deem appropriate. Any Performance Measure(s) can be compared to the performance of a peer group or published or special index that the Committee, in its sole discretion, deems appropriate, or the Company may select any Performance Measure(s) above as compared to various stock market indices. The Committee also has the authority to provide for accelerated vesting of any Award based on the achievement of Performance Goals pursuant to any Performance Measure(s) specified in this Section 13.1.

13.2Establishment of Performance Goals. Any Award to a Covered Employee that is intended to qualify as Performance-Based Compensation will be granted, and Performance Goals for such an Award will be established, by the Committee in writing not later than ninety (90) days after the commencement of the Performance Period to which the Performance Goals relate, or such other period required under Section 162(m) of the Code; provided, however, that the outcome is substantially uncertain at the time the Committee establishes the Performance Goal; and provided further that in no event will a Performance Goal be considered to be pre-established if it is established after twenty-five percent (25%) of the Performance Period (as scheduled in good faith at the time the Performance Goal is established) has elapsed.
13.3Certification of Payment. Before any payment is made in connection with any Award to a Covered Employee that is intended to qualify as Performance-Based Compensation, the Committee must certify in writing, as reflected in the minutes, that the Performance Goals established with respect to such Award have been achieved.
13.4Evaluation of Performance. The Committee may provide in any such Award Agreement including Performance Goals that any evaluation of performance may include or exclude any of the following events that occurs during a Performance Period: (a) items related to a change in accounting principles; (b) items relating to financing activities; (c) expenses for restructuring or productivity initiatives; (d) other non-operating items; (e) items related to acquisitions; (f) items attributable to the business operations of any entity acquired by the Company during the Performance Period; (g) items related to the disposal of a business or segment of a business; (h) items related to discontinued operations that do not qualify as a segment of a business under applicable accounting standards; (i) items attributable to any stock dividend, stock split, combination or exchange of stock occurring during the Performance Period; (j) any other items of significant income or expense which are determined to be appropriate adjustments; (k) items relating to unusual or extraordinary corporate transactions, events or developments; (l) items related to amortization of acquired intangible assets; (m) items that are outside the scope of the Company’s core, on-going business activities; (n) items related to acquired in-process research and development; (o) items relating to changes in tax laws; (p) items relating to major licensing or partnership arrangements; (q) items relating to asset impairment charges; (r) items relating to gains or losses for litigation, arbitration and contractual settlements; (s) foreign exchange gains and losses; or (t) items relating to any other unusual or nonrecurring events or changes in applicable laws, accounting principles or business conditions. To the extent such inclusions or exclusions affect Awards to Covered Employees, they will be prescribed in a form that meets the requirements of Section 162(m) of the Code for deductibility.
13.5Adjustment of Performance Goals, Performance Periods or other Vesting Criteria. Subject to Section 13.6 of this Plan, the Committee may amend or modify the vesting criteria (including any Performance Goals, Performance Measures or Performance Periods) of any outstanding Awards based in whole or in part on the financial performance of the Company (or any Subsidiary or division, business unit or other sub-unit thereof) in recognition of unusual or nonrecurring events (including the events described in Sections 13.4 or 4.5(a) of this Plan) affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent unintended dilution or enlargement of the benefits or potential benefits intended to be made available under this Plan. The determination of the Committee as to the foregoing adjustments, if any, will be final, conclusive and binding on Participants under this Plan. For all Awards intended to qualify as Performance-Based Compensation, such determinations will be made within the time prescribed by, and otherwise in compliance with, Section 162(m) of the Code.
13.6Adjustment of Performance-Based Compensation. Awards that are intended to qualify as Performance-Based Compensation may not be adjusted upward.
13.7Committee Discretion. In the event that applicable tax or securities laws change to permit Committee discretion to alter the governing Performance Measures without obtaining shareholder approval of such changes, the Committee will have sole discretion to make such changes without obtaining shareholder approval. In addition, in the event that the Committee determines that it is advisable to grant Awards that will not qualify as Performance-Based Compensation, the Committee may make such grants without satisfying the requirements of Section 162(m) of the Code and base vesting on Performance Measures other than those set forth in Section 13.1 of this Plan.

14.	Dividend Equivalents.
Subject to the provisions of this Plan and any Award Agreement, any Participant selected by the Committee may be granted Dividend Equivalents based on the dividends declared on Shares that are subject to any Award (including any Award that has been deferred), to be credited as of dividend payment dates, during the period between the date the Award is granted and the date the Award is exercised, vests, settles, is paid or expires, as determined by the Committee. Such Dividend Equivalents will be converted to cash or additional Shares by such formula and at such time and subject to such limitations as may be determined by the Committee and the Committee may provide that such amounts (if any) will be deemed to have been reinvested in additional Shares or otherwise reinvested. Notwithstanding the foregoing, the Committee may not grant Dividend Equivalents based on the dividends declared on Shares that are subject to an Option or Stock Appreciation Right and further, no dividend or Dividend Equivalents will be paid out with respect to any unvested Awards.

15.	Effect of Termination of Employment or Other Service.
15.1Termination Due to Cause. Unless otherwise expressly provided by the Committee in its sole discretion in an Award Agreement or the terms of an Individual Agreement between the Participant and the Company or one of its Subsidiaries or Affiliates or a plan or policy of the Company applicable to the Participant specifically provides otherwise, and subject to Sections 15.4 and 15.5 of this Plan, in the event a Participant’s employment or other service with the Company and all Subsidiaries is terminated for Cause all outstanding Awards held by the Participant as of the effective date of such termination will be immediately terminated and forfeited.
15.2Termination Due to Death or Disability. Unless otherwise expressly provided by the Committee in its sole discretion in an Award Agreement between the Participant and the Company or one of its Subsidiaries or Affiliates or the terms of an Individual Agreement or a plan or policy of the Company applicable to the Participant specifically provides otherwise, and subject to Sections 15.4, 15.5 and 17 of this Plan, in the event a Participant’s employment or other service with the Company and all Subsidiaries is terminated by reason of death or Disability of a Participant:
(a)All outstanding Options and Stock Appreciation Rights held by the Participant as of the effective date of such termination will, to the extent exercisable as of the date of such termination, remain exercisable for a period of one (1) year after the date of such termination (but in no event after the expiration date of any such Option or Stock Appreciation Right) and Options and Stock Appreciation Rights not exercisable as of the date of such termination will be terminated and forfeited;
(b)All outstanding unvested Restricted Stock Awards held by the Participant as of the effective date of such termination will be terminated and forfeited;
(c)All outstanding unvested Restricted Stock Units, Performance Awards, Annual Performance Cash Awards, Other Cash-Based Awards and Other Stock-Based Awards held by the Participant as of the effective date of such termination will be terminated and forfeited; provided, however, that with respect to any such Awards the vesting of which is based on the achievement of Performance Goals, if a Participant’s employment or other service with the Company or any Subsidiary, as the case may be, is terminated prior to the end of the Performance Period of such Award, but after the conclusion of a portion of the Performance Period (but in no event less than one year), the Committee may, in its sole discretion, cause Shares to be delivered or payment made (except to the extent that a Participant has properly elected to defer income that may be attributable to such Award under a Company deferred compensation plan or arrangement) with respect to the Participant’s Award, but only if otherwise earned for the entire Performance Period and only with respect to the portion of the applicable Performance Period completed at the date of such event, with proration based on the number of months or years that the Participant was employed or performed services during the Performance Period.
15.3Termination for Reasons Other than Death or Disability. Unless otherwise expressly provided by the Committee in its sole discretion in an Award Agreement or the terms of an Individual Agreement between the Participant and the Company or one of its Subsidiaries or Affiliates or a plan or policy of the Company applicable to the Participant specifically provides otherwise, and subject to Sections 15.4, 15.5 and 17 of this Plan, in the event a Participant’s employment or other service with the Company and all Subsidiaries is terminated for any reason other than for Cause or death or Disability of a Participant:
(a)All outstanding Options and Stock Appreciation Rights held by the Participant as of the effective date of such termination will, to the extent exercisable as of such termination, remain exercisable for a period of three (3) months after such termination (but in no event after the expiration date of any such Option or Stock Appreciation Right) and Options and Stock Appreciation Rights not exercisable as of such termination will be terminated and forfeited; provided, however, that notwithstanding the foregoing, if the exercise of an Option that is exercisable in accordance with its terms is prevented by the provisions of Section 19 of this Plan, the Option will remain exercisable until thirty (30) days after the date such exercise first would no longer be prevented by such provisions, but in any event no later than the expiration date of such Option;
(b)All outstanding unvested Restricted Stock Awards held by the Participant as of the effective date of such termination will be terminated and forfeited;
(c)All outstanding unvested Restricted Stock Units, Performance Awards, Annual Performance Cash Awards, Other Cash-Based Awards and Other Stock-Based Awards held by the Participant as of the effective date of such termination will be terminated and forfeited; provided, however, that with respect to any such Awards the vesting of which is based on the achievement of Performance Goals, if a Participant’s employment or other service with the Company or any Subsidiary, as the case may be, is terminated by the Company without Cause prior to the end of the Performance Period of such Award, but after the conclusion of a portion of the Performance Period (but in no event less than one year), the Committee may, in its sole discretion, cause Shares to be delivered or payment made (except to the extent that a Participant has properly elected to defer income that may be attributable to such Award under a Company deferred compensation plan or arrangement) with respect to the Participant’s Award, but only if otherwise earned for the entire

Performance Period and only with respect to the portion of the applicable Performance Period completed at the date of such event, with proration based on the number of months or years that the Participant was employed or performed services during the Performance Period.
15.4Modification of Rights upon Termination. Notwithstanding the other provisions of this Section 15, upon a Participant’s termination of employment or other service with the Company or any Subsidiary, as the case may be, the Committee may, in its sole discretion (which may be exercised at any time on or after the Grant Date, including following such termination) cause Options or Stock Appreciation Rights (or any part thereof) held by such Participant as of the effective date of such termination to become or continue to become exercisable or remain exercisable following such termination of employment or service, and Restricted Stock, Restricted Stock Units, Deferred Stock Units, Performance Awards, Annual Performance Cash Awards, Other Cash-Based Awards and Other Stock-Based Awards held by such Participant as of the effective date of such termination to vest or become free of restrictions and conditions to payment, as the case may be, following such termination of employment or service, in each case in the manner determined by the Committee; provided, however, that (a) no Option or Stock Appreciation Right may remain exercisable beyond its expiration date; (b) the Committee may not take any action not permitted pursuant to Section 13.6 of this Plan; and (c) any such action by the Committee adversely affecting any outstanding Award will not be effective without the consent of the affected Participant (subject to the right of the Committee to take whatever action it deems appropriate under Section 4.5, 15.5 or 21 of this Plan).
15.5Additional Forfeiture Events.
(a)Effect of Actions Constituting Cause or Adverse Action. Notwithstanding anything in this Plan to the contrary and in addition to the other rights of the Committee under this Plan, including this Section 15.5, if a Participant is determined by the Committee, acting in its sole discretion, to have taken any action that would constitute Cause or an Adverse Action during or within one (1) year after the termination of employment or other service with the Company or a Subsidiary, irrespective of whether such action or the Committee’s determination occurs before or after termination of such Participant’s employment or other service with the Company or any Subsidiary and irrespective of whether or not the Participant was terminated as a result of such Cause or Adverse Action, (i) all rights of the Participant under this Plan and any Award Agreements evidencing an Award then held by the Participant will terminate and be forfeited without notice of any kind, and (ii) the Committee in its sole discretion will have the authority to rescind the exercise, vesting or issuance of, or payment in respect of, any Awards of the Participant that were exercised, vested or issued, or as to which such payment was made, and to require the Participant to pay to the Company, within ten (10) days of receipt from the Company of notice of such rescission, any amount received or the amount of any gain realized as a result of such rescinded exercise, vesting, issuance or payment (including any dividends paid or other distributions made with respect to any Shares subject to any Award). The Company may defer the exercise of any Option or Stock Appreciation Right for a period of up to six (6) months after receipt of the Participant’s written notice of exercise or the issuance of Shares upon the vesting of any Award for a period of up to six (6) months after the date of such vesting in order for the Committee to make any determination as to the existence of Cause or an Adverse Action. The Company will be entitled to withhold and deduct from future wages of the Participant (or from other amounts that may be due and owing to the Participant from the Company or a Subsidiary) or make other arrangements for the collection of all amounts necessary to satisfy such payment obligations. Unless otherwise provided by the Committee in an applicable Award Agreement, this Section 15.5(a) will not apply to any Participant following a Change in Control.
(b)Forfeiture or Clawback of Awards Under Applicable Law and Company Policy. All Awards under this Plan will be subject to any required automatic clawback, forfeiture or other penalties pursuant to any Applicable Law, including without limitation under Section 304 of the Sarbanes-Oxley Act of 2002. In addition, all Awards under this Plan will be subject to clawback, forfeiture or other penalties pursuant to any policy of the Company, as in effect from time to time, and such clawback, forfeiture and/or penalty conditions or provisions as determined by the Committee and set forth in the applicable Award Agreement.

16.	Payment of Withholding Taxes.
16.1General Rules. The Company is entitled to (a) withhold and deduct from future wages of the Participant (or from other amounts that may be due and owing to the Participant from the Company or a Subsidiary), or make other arrangements for the collection of, all legally required amounts necessary to satisfy any and all federal, foreign, state and local withholding and employment related tax requirements attributable to an Award, including the grant, exercise, vesting or settlement of, or payment of dividends with respect to, an Award or a disqualifying disposition of Shares received upon exercise of an Incentive Stock Option, or (b) require the Participant promptly to remit the amount of such withholding or employment related tax to the Company before taking any action, including issuing any Shares, with respect to an Award. When withholding Shares for taxes is effected under this Plan, it will be withheld only up to an amount based on the maximum statutory tax rates in the Participant’s applicable tax jurisdiction or such other rate that will not trigger a negative accounting impact on the Company. Notwithstanding any of the foregoing and regardless of any action the Company takes with respect to any or all income tax (including U.S. federal, state and local taxes and/or non-U.S. taxes), social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), the ultimate liability for all Tax-Related Items legally due by a Participant will be such Participant’s responsibility.
16.2Special Rules. The Committee may, in its sole discretion and upon terms and conditions established by the Committee, permit or require a Participant to satisfy, in whole or in part, any withholding or employment related tax obligation described in Section 16.1 of this Plan by withholding Shares underlying an Award, by electing to tender, or by attestation as to ownership of, Previously Acquired Shares, by delivery of a Broker Exercise Notice or a combination of such methods. For purposes of satisfying a Participant’s withholding or employment-related tax obligation, Shares withheld by the Company or Previously Acquired Shares tendered or covered by an attestation will be valued at their Fair Market Value on the Tax Date.

17.	Change in Control.
17.1Continuation, Assumption or Substitution of Outstanding Awards. In the event of a Change in Control in which the surviving or successor organization (or parent thereof) (the “Successor”) proposes to continue, assume or substitute equivalent awards (with such adjustments as may be required or permitted by Section 4.5 of this Plan), any substitute equivalent award must (a) have a value at least equal to the value of the Award being substituted; (b) relate to a publicly-traded equity security of the Successor involved in the Change in Control or another publicly traded entity that is affiliated with the Successor following the Change in Control; (c) be the same type of award as the Award being substituted; (d) be vested to the extent the Award being substituted was vested at the time of the Change in Control and (e) have other terms and conditions (including by way of example, vesting, exercisability and Change in Control Protection that are the same or more favorable to the Participant than the terms and conditions of the Award being substituted, in each case, as reasonably determined by the Committee (as constituted prior to the Change in Control) in good faith. If a Participant’s Award is continued, assumed or substituted by the Successor pursuant to this Section 17.1, then, provided such Participant has not suffered a Termination of Continued Employment in connection with the Change in Control, and subject to the remaining provisions of this Section 17, such Award will not vest or lapse solely as a result of the Change in Control but will instead remain outstanding under the terms pursuant to which it has been continued, assumed or substituted and will continue to vest or lapse pursuant to such terms.
17.2    Termination of Continued Employment; No Continuation, Assumption or Substitution of Outstanding Awards; Dissolution or Liquidation. If an Award Participant suffers a Termination of Continued Employment in connection with a Change in Control, or if for any reason outstanding Awards are not continued, assumed or substituted with equivalent awards pursuant to Section 17.1 of this Plan (including where the proposed terms offered by the Successor are determined by the Committee not to meet the requirements of Section 17.1), or in the case of a dissolution or liquidation of the Company, such outstanding Awards will be subject to the following rules, in each case effective immediately prior to such Change in Control but conditioned upon completion of such Change in Control:
(a)    Options and Stock Appreciation Rights. All Options and Stock Appreciation Rights will become fully vested and exercisable. The Committee will give Participants a reasonable opportunity (at least 20 days if practicable) to exercise any or all Options and Stock Appreciation Rights before the transaction resulting in the Change in Control (including cashless exercise by such Participants) (but any such exercise will be contingent upon and subject to the occurrence of the Change in Control and if the Change in Control does not take place within a specified period after giving such notice for any reason whatsoever, the exercise will be null and void and such Options and Stock Appreciation Rights will be restored to their status as if there had been no Change in Control). If a Participant does not exercise all Options and Stock Appreciation Rights prior to the Change in Control, the Committee will pay such Participant in exchange for the cancellation of each such unexercised Option and Stock Appreciation Right the difference between the exercise price for such Option or the grant price for such Stock Appreciation Right and the per Share consideration provided to other similarly situated shareholders in such Change in Control; provided, however, that if the exercise price of such Option or the grant price of such Stock Appreciation Right exceeds the aforementioned consideration provided, then such unexercised Option or Stock Appreciation Right will be canceled and terminated without any payment.
(b)    Lapse of Restricted Stock and Unit Restrictions that are not Performance-Based. All restrictions imposed on Restricted Stock, Restricted Stock Units or Deferred Stock Units that are not performance-based will lapse and be of no further force and effect. Restricted Stock Units or Deferred Stock Units will be settled and paid in cash or Shares and at such time, each as provided in the Award Agreement; provided, however that if any such payment is to be made in Shares, the Committee may in its discretion, provide such holders the consideration provided to other similarly situated shareholders in such Change in Control; and provided, further, that if the Change in Control does not take place, the restrictions imposed on such Restricted Stock, Restricted Stock Units or Deferred Stock Units will be restored to their status as if there had been no Change in Control.
(c)    Vesting, Payment and Achievement Performance-Based Awards. All Awards that are performance-based and for which the Performance Period has been completed as of the date of the Change Control but have not yet been paid will vest and be paid in cash or Shares and at such time, each as provided in the Award Agreement, based on actual attainment of each Performance Goal. All performance-based Awards for which the Performance Period has not been completed as of the date of the Change in Control will with respect to each Performance Goal, vest and be paid out for the entire Performance Period (and not pro rata) based on actual performance achieved through the date of the Change in Control with the manner of payment to be made in cash or Shares as provided in the Award Agreement as soon as reasonably practicable after the Change in Control, but no later than within thirty (30) days following the date of the Change in Control; provided, however that if any such payment is to be made in Shares, the Committee may in its reasonable discretion, provide such holders the consideration provided to other similarly situated shareholders in such Change in Control; and provided, further, that if the Change in Control does not take place, the performance-based vesting imposed on such performance-based Awards will be restored to their status as if there had been no Change in Control.
17.3    Treatment of Awards Upon Termination Subsequent to Continuation, Assumption or Substitution of Awards. If within two (2) years following a Change in Control, (i) a Participant’s employment with the Company is terminated by the Successor (or an Affiliate thereof) without Cause, or if the Participant is a Director, his or her service as a Director is terminated by the Successor (or an Affiliate thereof) without Cause or (ii) the Participant resigns as an Employee for Good Reason, then the following rules will apply to all of the continued, assumed or substituted Awards held by such Participant:
(a)    Vesting of Options and Stock Appreciation Rights. All Options and Stock Appreciation Rights will become immediately vested and exercisable in full and will remain exercisable for the remainder of their respective terms.
(b)    Lapse of Restricted Stock and Unit Restrictions that are not Performance-Based. All restrictions imposed on Restricted Stock, Restricted Stock Units or Deferred Stock Units that are not performance-based will lapse and be of no further force and effect. Such Restricted Stock Units and Deferred Stock Units will be settled and paid in cash or Shares as provided in the Award Agreement. If such Restricted Stock Units or Deferred Stock Units are exempt from the requirements of Section 409A of the Code, the Restricted Stock Units or Deferred Stock Units will be paid within thirty (30) days following such termination or resignation. If such Restricted Stock Units or Deferred Stock Units are subject to the requirements of Section 409A of the Code, then the Restricted Stock Units or Deferred Stock Units will be paid within the thirty (30) day period following the Participant’s separation from service (within the meaning of Section 409A of the Code) (a “Separation from Service”); provided, however, that if at the time of the Participant’s Separation from Service, such Participant is a “specified employee” (within the meaning of Code Section 409A), then payment will be suspended, except as permitted under Code Section 409A, until the first business day after the earlier of (i) the date that is six (6) months after the date of the Participant’s Separation from Service or (ii) the Participant’s death.
(c)    Vesting, Payment and Achievement of Performance-Based Awards. All Awards that are performance-based and for which the Performance Period has been completed as of the date of such termination or resignation but have not yet been paid will vest and be paid in cash or Shares and at such time, each as provided in the Award Agreement, based on actual attainment of each Performance Goal. All performance-based Awards for which the Performance Period has not been completed as of the date of such termination or resignation will with respect to each Performance Goal, vest and be paid out for the entire Performance Period (and not pro rata) based on actual performance achieved through the date of such termination or resignation with the manner of payment to be made in cash or Shares as provided in the Award Agreement within thirty (30) days following the date of such termination or resignation. If such Awards are subject to the requirements of Section 409A of the Code, then the Awards will be paid within the thirty (30) day period following the Participant’s Separation from Service; provided, however, that if at such time, such Participant is a “specified employee” (within the meaning of Code Section 409A), then payment will be suspended, except as permitted under Code Section 409A, until to the first business day after the earlier of (i) the date that is six (6) months after the date of the Separation from Service or (ii) the Participant’s death.
17.4    Termination, Amendment, and Modifications of Change in Control Provisions. Notwithstanding any other provision of this Plan or any Award Agreement provision, the provisions of this Section 17 may not be terminated, amended, or modified in any manner that adversely affects any then-outstanding Award or Award Participant without the prior written consent of the Participant.
17.5    Limitation on Change in Control Payments. Notwithstanding anything in Section 17.1, 17.2 or 17.3 of this Plan to the contrary, if, with respect to a Participant, the acceleration of the vesting of an Award or the payment of cash in exchange for all or part of a Stock-Based Award (which acceleration or payment could be deemed a “payment” within the meaning of Section 280G(b)(2) of the Code), together with any other “payments” that such Participant has the right to receive from the Company or any corporation that is a member of an “affiliated group” (as defined in Section 1504(a) of the Code without regard to Section 1504(b) of the Code) of which the Company is a member, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then the “payments” to such Participant pursuant to Section 17.1, 17.2 or 17.3 of this Plan will be reduced (or acceleration of vesting eliminated) to the largest amount as will result in no portion of such “payments” being subject to the excise tax imposed by Section 4999 of the Code; provided, however, that such reduction will be made only if the aggregate amount of the payments after such reduction exceeds the difference between (a) the amount of such payments absent such reduction minus (b) the aggregate amount of the excise tax imposed under Section 4999 of the Code attributable to any such excess parachute payments; and provided, further that such payments will be reduced (or acceleration of vesting eliminated) in the following order:

(a) Options with an exercise price above fair market value that have a positive value for purposes of Section 280G of the Code, (b) pro rata among Awards that constitute deferred compensation under Section 409A of the Code, and (c) finally, among the Awards that are not subject to Section 409A of the Code. Notwithstanding the foregoing sentence, if a Participant is subject to a separate agreement with the Company or an Affiliate that expressly addresses the potential application of Section 280G or 4999 of the Code, then this Section 17.5 will not apply and any “payments” to a Participant pursuant to Section 17.1, 17.2 or 17.3 of this Plan will be treated as “payments” arising under such separate agreement; provided, however, such separate agreement may not modify the time or form of payment under any Award that constitutes deferred compensation subject to Section 409A of the Code if the modification would cause such Award to become subject to the adverse tax consequences specified in Section 409A of the Code.

18.	Rights of Eligible Recipients and Participants; Transferability.
18.1Employment. Nothing in this Plan or an Award Agreement will interfere with or limit in any way the right of the Company or any Subsidiary to terminate the employment or service of any Eligible Recipient or Participant at any time, nor confer upon any Eligible Recipient or Participant any right to continue employment or other service with the Company or any Subsidiary.
18.2No Rights to Awards. No Participant or Eligible Recipient will have any claim to be granted any Award under this Plan.
18.3Rights as a Shareholder. Except as otherwise provided in an Award Agreement, a Participant will have no rights as a shareholder with respect to Shares covered by any Stock-Based Award unless and until the Participant becomes the holder of record of such Shares and then subject to any restrictions or limitations as provided herein or in the Award Agreement.
18.4Restrictions on Transfer.
(a)Except pursuant to testamentary will or the laws of descent and distribution or as otherwise expressly permitted by subsections (b) and (c) below, no right or interest of any Participant in an Award prior to the exercise (in the case of Options or Stock Appreciation Rights) or vesting, issuance or settlement of such Award will be assignable or transferable, or subjected to any lien, during the lifetime of the Participant, either voluntarily or involuntarily, directly or indirectly, by operation of law or otherwise.
(b)A Participant will be entitled to designate a beneficiary to receive an Award upon such Participant’s death, and in the event of such Participant’s death, payment of any amounts due under this Plan will be made to, and exercise of any Options or Stock Appreciation Rights (to the extent permitted pursuant to Section 15 of this Plan) may be made by, such beneficiary. If a deceased Participant has failed to designate a beneficiary, or if a beneficiary designated by the Participant fails to survive the Participant, payment of any amounts due under this Plan will be made to, and exercise of any Options or Stock Appreciation Rights (to the extent permitted pursuant to Section 15 of this Plan) may be made by, the Participant’s legal representatives, heirs and legatees. If a deceased Participant has designated a beneficiary and such beneficiary survives the Participant but dies before complete payment of all amounts due under this Plan or exercise of all exercisable Options or Stock Appreciation Rights, then such payments will be made to, and the exercise of such Options or Stock Appreciation Rights may be made by, the legal representatives, heirs and legatees of the beneficiary.
(c)Upon a Participant’s request, the Committee may, in its sole discretion, permit a transfer of all or a portion of a Non-Statutory Stock Option, other than for value, to such Participant’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, any person sharing such Participant’s household (other than a tenant or employee), a trust in which any of the foregoing have more than fifty percent (50%) of the beneficial interests, a foundation in which any of the foregoing (or the Participant) control the management of assets, and any other entity in which these persons (or the Participant) own more than fifty percent (50%) of the voting interests. Any permitted transferee will remain subject to all the terms and conditions applicable to the Participant prior to the transfer. A permitted transfer may be conditioned upon such requirements as the Committee may, in its sole discretion, determine, including execution or delivery of appropriate acknowledgements, opinion of counsel, or other documents by the transferee.
18.5Non-Exclusivity of this Plan. Nothing contained in this Plan is intended to modify or rescind any previously approved compensation plans or programs of the Company or create any limitations on the power or authority of the Board to adopt such additional or other compensation arrangements as the Board may deem necessary or desirable.

19.	Securities Law and Other Restrictions.
Notwithstanding any other provision of this Plan or any Award Agreements entered into pursuant to this Plan, the Company will not be required to issue any Shares under this Plan, and a Participant may not sell, assign, transfer or otherwise dispose of Shares issued pursuant to Awards granted under this Plan, unless (a) such issuance of Shares is in accordance with Applicable

Law (including without limitation insider trading laws), including without limitation any requirement that the Shares be fully paid-up under applicable Dutch corporate law; (b) there is in effect with respect to such shares a registration statement under the Securities Act and any applicable securities laws of a state or foreign jurisdiction or an exemption from such registration under the Securities Act and applicable state or foreign securities laws, and (c) there has been obtained any other consent, approval or permit from any other U.S. or foreign regulatory body which the Committee, in its sole discretion, deems necessary or advisable. The Company may condition such issuance, sale or transfer upon the receipt of any representations or agreements from the parties involved, and the placement of any legends on certificates representing Shares, as may be deemed necessary or advisable by the Company in order to comply with such securities law or other restrictions.

20.	Deferred Compensation; Compliance with Section 409A.
The timing of any payment under this Plan may be governed by any election to defer receipt of a payment made under a Company deferred compensation plan or arrangement. It is intended that all Awards issued under this Plan be in a form and administered in a manner that will comply with the requirements of Section 409A of the Code, or the requirements of an exception to Section 409A of the Code, and the Award Agreements and this Plan will be construed and administered in a manner that is consistent with and gives effect to such intent. The Committee is authorized to adopt rules or regulations deemed necessary or appropriate to qualify for an exception from or to comply with the requirements of Section 409A of the Code. With respect to an Award that constitutes a deferral of compensation subject to Code Section 409A: (a) if any amount is payable under such Award upon a termination of service, a termination of service will be treated as having occurred only at such time the Participant has experienced a Separation from Service; (b) if any amount is payable under such Award upon a Disability, a Disability will be treated as having occurred only at such time the Participant has experienced a “disability” as such term is defined for purposes of Code Section 409A; (c) if any amount is payable under such Award on account of the occurrence of a Change in Control, a Change in Control will be treated as having occurred only at such time a “change in the ownership or effective control of the corporation or in the ownership of a substantial portion of the assets of the corporation” as such terms are defined for purposes of Code Section 409A, (d) if any amount becomes payable under such Award on account of a Participant’s Separation from Service at such time as the Participant is a “specified employee” within the meaning of Code Section 409A, then no payment will be made, except as permitted under Code Section 409A, prior to the first business day after the earlier of (i) the date that is six months after the date of the Participant’s Separation from Service or (ii) the Participant’s death, and (e) no amendment to or payment under such Award will be made except and only to the extent permitted under Code Section 409A.

21.	Amendment, Modification and Termination.
21.1Generally. Subject to other subsections of this Section 21 and Sections 3.4 and 21.2 of this Plan, the Board at any time may suspend or terminate this Plan (or any portion thereof) or terminate any outstanding Award Agreement and the Committee, at any time and from time to time, may amend this Plan or amend or modify the terms of an outstanding Award. The Committee’s power and authority to amend or modify the terms of an outstanding Award includes the authority to modify the number of Shares or other terms and conditions of an Award, extend the term of an Award, accept the surrender of any outstanding Award or, to the extent not previously exercised or vested, authorize the grant of new Awards in substitution for surrendered Awards; provided, however that the amended or modified terms are permitted by this Plan as then in effect, including without limitation Section 3.4 of this Plan and that any Participant adversely affected by such amended or modified terms has consented to such amendment or modification.
21.2Shareholder Approval. No amendments to this Plan will be effective without approval of the Company’s shareholders if: (a) shareholder approval of the amendment is then required pursuant to Section 422 of the Code, the rules of the primary stock exchange or stock market on which the Shares are then traded, applicable state corporate laws or regulations, applicable federal laws or regulations, and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under this Plan; or (b) such amendment would: (i) modify Section 3.4 of this Plan; (ii) materially increase benefits accruing to Participants; (iii) increase the aggregate number of Shares issued or issuable under this Plan; (iv) increase any limitation set forth in this Plan on the number of Shares which may be issued or the aggregate value of Awards which may be made, in respect of any type of Award to any single Participant during any specified period; (v) modify the eligibility requirements for Participants in this Plan; or (vi) reduce the minimum exercise price or grant price as set forth in Sections 6.3 and 7.3 of this Plan.
21.3Awards Previously Granted. Notwithstanding any other provision of this Plan to the contrary, no termination, suspension or amendment of this Plan may adversely affect any outstanding Award without the consent of the affected Participant; provided, however, that this sentence will not impair the right of the Committee to take whatever action it deems appropriate under Sections 3.4, 4.5, 13.5, 15, 20 or 21.4 of this Plan.
21.4Amendments to Conform to Law. Notwithstanding any other provision of this Plan to the contrary, the Committee may amend this Plan or an Award Agreement, to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of conforming this Plan or an Award Agreement to any present or future law relating to plans of this or similar nature, and to the administrative regulations and rulings promulgated thereunder. By accepting an Award under this Plan, a Participant agrees to any amendment made pursuant to this Section 21.4 to any Award granted under this Plan without further consideration or action.

22.	Substituted Awards.
The Committee may grant Awards under this Plan in substitution for stock and stock-based awards held by employees of another entity who become employees of the Company or a Subsidiary as a result of a merger or consolidation of the former employing entity with the Company or a Subsidiary or the acquisition by the Company or a Subsidiary of property or stock of the former employing corporation. The Committee may direct that the substitute Awards be granted on such terms and conditions as the Committee considers appropriate in the circumstances.

23.	Effective Date and Duration of this Plan.
This Plan is effective as of the Effective Date. This Plan will terminate at midnight on the day before the ten (10) year anniversary of the Effective Date, and may be terminated prior to such time by Board action. No Award will be granted after termination of this Plan, but Awards outstanding upon termination of this Plan will remain outstanding in accordance with their applicable terms and conditions and the terms and conditions of this Plan.

24.	Miscellaneous.
24.1Usage. In this Plan, except where otherwise indicated by clear contrary intention, (a) any masculine term used herein also will include the feminine, (b) the plural will include the singular, and the singular will include the plural, (c) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term, and (d) “or” is used in the inclusive sense of “and/or”.
24.2Unfunded Plan. Participants will have no right, title or interest whatsoever in or to any investments that the Company or its Subsidiaries may make to aid it in meeting its obligations under this Plan. Nothing contained in this Plan, and no action taken pursuant to its provisions, will create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, beneficiary, legal representative, or any other individual. To the extent that any individual acquires a right to receive payments from the Company or any Subsidiary under this Plan, such right will be no greater than the right of an unsecured general creditor of the Company or the Subsidiary, as the case may be. All payments to be made hereunder will be paid from the general funds of the Company or the Subsidiary, as the case may be, and no special or separate fund will be established and no segregation of assets will be made to assure payment of such amounts except as expressly set forth in this Plan.
24.3Relationship to Other Benefits. Neither Awards made under this Plan nor Shares or cash paid pursuant to such Awards under this Plan will be included as “compensation” for purposes of computing the benefits payable to any Participant under any pension, retirement (qualified or non-qualified), savings, profit sharing, group insurance, welfare, or benefit plan of the Company or any Subsidiary unless provided otherwise in such plan.
24.4Issuance of Fully Paid-Up Shares; Fractional Shares.
(a)If new Shares are issued under this Plan, on such Shares at least the nominal value of such Shares is required to be paid. The following alternative methods to pay-up the nominal value of newly issued Shares are permitted under this Plan: (i) payment of an amount in cash at least equal to the aggregate nominal value of the Shares issued; (ii) deducting an amount from the Participant’s net wage and transferring such amount to the Company on behalf of the Participant in order to pay-up the aggregate nominal value of newly issued Shares; (iii) applying (debiting) the Company’s freely distributable reserves for an amount equal to the aggregate nominal value of the newly issued Shares; (iv) payment by means of a “net exercise” of an Option pursuant to Section 6.5(b) of this Plan; and (v) any other method determined and approved by the Committee. The Committee will determine (x) whether any of the aforementioned alternative methods to pay-up newly issued Shares will be permitted in respect of a specific Award and (y) the settlement mechanisms applicable in respect of the aforementioned alternative methods to pay-up newly issued Shares.
(b)No fractional Shares will be issued or delivered under this Plan or any Award. The Committee will determine whether cash, other Awards or other property will be issued or paid in lieu of fractional Shares or whether such fractional Shares or any rights thereto will be forfeited or otherwise eliminated by rounding up or down.
24.5Governing Law; Mandatory Jurisdiction. Except to the extent expressly provided herein or in connection with other matters of corporate governance and authority (all of which will be governed by the laws of the Company’s jurisdiction of incorporation), the validity, construction, interpretation, administration and effect of this Plan and any rules, regulations and actions relating to this Plan will be governed by and construed exclusively in accordance with the laws of the State of Delaware, notwithstanding the conflicts of laws principles of any jurisdictions. Unless otherwise expressly provided in an Award Agreement, the Company and recipients of an Award under this Plan hereby irrevocably submit to the jurisdiction and venue of the Federal or State courts of the States of Tennessee and Delaware relative to any and all disputes, issues and/or claims that may arise out of or relate to this Plan or any related Award Agreement. The Company and recipients of an Award under this Plan further agree that any and all such disputes, issues and/or claims arising out of or related to this Plan or any related Award Agreement will be brought and decided in the Federal or State courts of the States of Tennessee or Delaware, with such jurisdiction and venue selected by and at the sole discretion of the Company.
24.6Successors. All obligations of the Company under this Plan with respect to Awards granted hereunder will be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the business or assets of the Company.
24.7Construction. Wherever possible, each provision of this Plan and any Award Agreement will be interpreted so that it is valid under the Applicable Law. If any provision of this Plan or any Award Agreement is to any extent invalid under the Applicable Law, that provision will still be effective to the extent it remains valid. The remainder of this Plan and the Award Agreement also will continue to be valid, and the entire Plan and Award Agreement will continue to be valid in other jurisdictions.
24.8Delivery and Execution of Electronic Documents. To the extent permitted by Applicable Law, the Company may: (a) deliver by email or other electronic means (including posting on a Web site maintained by the Company or by a third party under contract with the Company) all documents relating to this Plan or any Award hereunder (including prospectuses required by the Securities and Exchange Commission) and all other documents that the Company is required to deliver to its security holders (including annual reports and proxy statements), and (b) permit Participants to use electronic, internet or other non-paper means to execute applicable Plan documents (including Award Agreements) and take other actions under this Plan in a manner prescribed by the Committee.
24.9No Representations or Warranties Regarding Tax Effect. Notwithstanding any provision of this Plan to the contrary, the Company and its Subsidiaries, the Board, and the Committee neither represent nor warrant the tax treatment under any federal, state, local, or foreign laws and regulations thereunder (individually and collectively referred to as the “Tax Laws”) of any Award granted or any amounts paid to any Participant under this Plan including, but not limited to, when and to what extent such Awards or amounts may be subject to tax, penalties, and interest under the Tax Laws.
24.10Indemnification. Subject to any limitations and requirements under Applicable Law, each individual who is or will have been a member of the Board, or a Committee appointed by the Board, or an officer or Employee of the Company to whom authority was delegated in accordance with Section 3.3 of this Plan, will be indemnified and held harmless by the Company against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under this Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit or proceeding against him or her, provided he or she will give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his/her own behalf. The foregoing right of indemnification will not be exclusive of any other rights of indemnification to which such individuals may be entitled under the Company’s Articles of Association, as a matter of law, or otherwise, or pursuant to any agreement with the Company, or any power that the Company may have to indemnify them or hold them harmless.